Exhibit 10.12

Execution Version

Collaboration and License Agreement

Between

Midatech Ltd. (“Midatech”)

And

MonoSol Rx Inc. (“MSRx”)

This Collaboration and License Agreement (“Agreement” dated as of October 27, 2008 (the “Effective Date”), is between Midatech Ltd. a corporation of England with its principal offices at 4 & 5 Dunmore Court, Wootton Road, Abbington Oxon, OX13 6BH, England (“Midatech”), and MonoSol Rx, LLC, a Delaware limited liability company with its principal offices at 30 Technology Drive, Warren, New Jersey 07059 (“MSRx”). Midatech and MSRx each is referred to herein as a “Party,” and, collectively, as the “Parties.”

Whereas

1. Midatech has extensive expertise, know-how, intellectual property, including pending and issues patents in the field of “Nanoparticles” and has developed its technology to the point of having proof-of-concept results in which certain compositions have been shown to be delivered and directed to target sites. This nanoparticle drug delivery technology is believed to have significant potential for delivering small and large molecule drugs for the prevention and treatment of various diseases and conditions.

2. MSRx is a leading drug delivery company specializing in the development and commercialization of its proprietary “Thin Film” technology as it applies to both prescription and over the counter (OTC) drugs. MSRx’s Thin Film formulations have been shown to offer significant patient benefits, including convenience, taste masking and potentially improved drug efficacy.

3. Each Party has the in-house capability to manufacture its respective proprietary technology, Midatech at a company owned cGMP facility in Spain, and MSRx at its cGMP facility in the United States.

4. The Parties wish to collaborate in the development and new drugs and products which ·utilize each Party’s respective technology as described herein, and have executed a Materials Transfer Agreement under which some studies have already been conducted, and have negotiated a “Term Sheet” which captures the key terms and conditions of this Agreement.

5. Midatech and MSRx at present follow essentially the same business model in that each Party conducts basic research on its respective IP; has product development capability for conducting feasibility, safety and POC Studies on formulations produced by the Party; and uses contracted Third Parties for certain studies including Phase I Clinical Studies. Furthermore, the Parties may elect to license Products to Third Party Licensees which would conduct Phase II and III clinical studies, file NDA submissions, and eventually commercialize Products. Notwithstanding the foregoing, both Parties have manufacturing capability and would seek to retain the right to manufacture Products to the extent of their respective capability. The respective business models of the Parties are, therefore, an underlying foundation to this Agreement and will, unless otherwise agreed, limit the development costs paid by each Party to studies up to and including Phase I clinical studies.

6. Midatech and MSRx wish to enter into this exclusive Agreement in the Field to conduct research leading to the development and commercialization of Products which incorporate the intellectual property of Midatech’s Nanoparticle technology and MSRx’s self dissolving Thin Film technology.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Midatech and MSRx hereby agree as follows:

Definitions

1. “Affiliate” of a Party hereto means any entity, including a subsidiary that controls, is controlled by or is under common control with such Patty. For purposes of this definition, a patty shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity. Any reference in this Agreement to a Patty shall include the Affiliates of that Patty (unless the context requires otherwise).

2. “Agreement” means this Collaboration and License Agreement.

3. “API” means the active pharmaceutical ingredient of a Product, regardless of source, and whether it is a small molecule or large molecule such as a peptide, collectively or individually for inclusion in the Compound which is developed into a commercial Product(s).

4. “Approval” means the first receipt of an approved NDA from the applicable Governmental Authority including the FDA, having jurisdiction of approval to lawfully manufacture, store, market, promote, price, sell or use a Product in the country of such Governmental Authority including without limitation, approval of the Product labelling and packaging inserts.

5. “Candidate Drugs” means a Compound(s) that has been selected for POC Studies.

6. “Change of Control” means “Change of Control” means the first occurrence of: (i) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated, unless after such transaction the existing security holders retain at least a majority of the voting control of the business (provided that an initial or secondary public offering of a Party’s securities shall not constitute a Change in Control for these purposes, wherein after such public offering such Party’s securities are listed on a national securities exchange), or (ii) any the approval by the security holders of a Party of a plan of liquidation with respect to such Party.

7. “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

8. “Clinical Development” means all pre-clinical work conducted as pre-IND studies; IND filing in order to conduct clinical studies in humans namely Phase I, Phase II and Phase III studies; and, all regulatory work required under the Development Plan which will lead to Approval and to Commercialization by a Party, the Parties and/or a Third Party Licensee.

9. “Commercialization Phase” means the period after marketing Approval through the Term of the Agreement.

10. “Commercially Reasonable Efforts” means such efforts and employing such resources as would normally be exerted or employed by a reasonable Third Party company of similar resources utilising sound and reasonable business practice and judgment in relation to the matter in issue.

11. “Compound” means any formulation of Nanoparticle and Thin Film which incorporates an API and incorporates the respective IP of MSRx and Midatech, and which may become a Candidate Drug subject to Development with the goal of being a Product suitable for Commercialization.

12. “Commercialize” means the marketing, promoting, distributing, offering for sale and selling the Product, and conducting clinical studies after Approval, if necessary and required. When used as a verb, Commercialize means to engage in Commercialization.

13. “Develop” or “Development” means to perform all tasks, and conduct all the POC Studies which are necessary to demonstrate that a Compound may become a Development Candidate, and which may eventually lead to conducting human clinical studies, namely Phase I, II and III, and to conduct such clinical studies according to regulations and standards set by the FDA and/or any other Governmental Authority.

14. “Development Candidate” means a Compound that has satisfactorily completed POC Studies and is determined by the Joint Steering Committee to be suitable for Development by either the Parties, a Party or by a Third Party Licensee.

15. “Development Plan” means a document or documents which sets forth the step by step process to advance a Compound to Development Candidate and beyond to Clinical Development. The Development Plan will include whatever components the Joint Steering Committee determines are required from time to time, and will include budgets, timetables and assignments to the Parties.

16. “Effective Date” means the date of execution of the Agreement.

17. “FDA” means the United States Food and Drug Administration and any successor agency thereto responsible for approving the Product for commercialization.

18. “Field” means the use of a Compound, Development Candidate or Product for the prevention and treatment of diseases and conditions in humans whereby drugs are incorporated into Nanoparticles using Midatech’s IP delivered intra-gastrically and/or vascularly by means of a thin film technology, including transbuccal, trans-lingual, and sub-lingual delivery as well as for taste masking of drugs using MSRx’s thin film drug delivery technology and IP, but specifically excluding any delivery intra-gastrically and/or vascularly by means other than thin film, including but not limited to delivery by means pill, capsule, inhaler, powder, liquid or otherwise; or by any means other than Thin Film Technology

19. “Governmental Authority” means a regulatory agency of any country of the world, including the FDA, which exerts control over the Development, Approval and/or marketing of a Product.

20. “IND” or “Investigational New Drug” means an application to the FDA or Government Authority requesting approval to conduct clinical studies in humans.

21. “Intellectual Property” or simply “IP” means an Invention, Patent Rights and Know-How of either Patty, and includes Midatech IP and MSRx IP or both as specified in Appendix A.

22. “Invention” means any discovery, whether patentable or not, conceived or reduced to practice prior to the Effective Date by MSRx or Midatech.

23. “Joint Owned IP” means any discovery, whether patentable or not, conceived or reduced to practice during the Term of this Agreement which is jointly invented by the Parties as a result of the collaboration under this Agreement.

24. “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Patty.

25. “Key Countries” means the United States of America, the United Kingdom, Germany, France and Japan.

26. “Know-How” means any unpatented technical information, know-how and materials including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay and other information, data, discoveries, inventions, improvements, processes, formula and trade secrets, patentable or otherwise.

27. “Midatech Intellectual Property” or “Midatech IP” means the IP of Midatech and all issued or granted patents, as well as pending patents in any country of the world.

28. “MSRx Intellectual Property” or “MSRx IP” means the IP of MSRx and all issued or granted patents, as well as pending patents in any country of the world.

29. “Nanoparticle Technology” or “Nanoparticle” means the patents, patent filings, and Know-How owned by Midatech, relating to coupling of active molecules or API’s to nanoparticles.

30. “NDA” means a new drug application or supplemental new drug application for a Product, which has been filed with the FDA under the Federal, Food, Drug and Cosmetic Act to obtain Approval, or similar filing in any jurisdiction outside of the United States, including all amendments and supplements thereto and all documentation submitted to the FDA (or other Governmental Authority) in connection therewith.

31. “Net Revenues” means the amount of money either earned directly by both OR either Party or actually received by both or either Party from or on behalf of their or its Third Party Licensees arising from the exploitation of any licenses granted under this Agreement, including any arising from the license fees related to the granting of sub-licences, as well as milestone and other payments made during the Development of the Product, and royalties derived from Net Sales of Products by such Third Party Licensees in the territory to which the Third Party Licensee is granted rights, less any applicable value added or other sales tax or any withholding tax or other deduction required by applicable law.

32. “Net Sales” means the gross money amount actually received for sales of a Product(s) from an unrelated Third Party Licensee in respect of sales by the Third Party Licensee for such Products.

33. “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein, related to Products within the scope of this Agreement.

34. “Product” or “Products” means a Candidate Drug which has been Developed through the several stages of Development and is then Commercialized as a finished package pharmaceutical product containing API and the IP of the Parties by either or both of the Parties, or a Third Party Licensee.

35. “Product Manufacturing” means the production of the Nanoparticle API, the Thin Film (including without limitation, for POC Studies) and all formulation, casting, finishing and packaging of Products.

36. “Proof-of-Concept Studies”, “POC Study” or “POC Studies” means those studies performed with the intention of assessing the overall performance of the development prototype and include but are not limited to clinical studies to assess safety and efficacy.

37. “Royalty” means monies paid by either Party to the other Party or to the Parties by a Third Party Licensee on Net Sales of a Product in any country of the world, typically expressed as a percentage of Net Sales.

38. “Supply Agreement” means an agreement between either Party and the other Party or between either or both Parties and a Third Party Licensee for the supply of a component of the Product, or the Product which is Commercialized.

39. “Territory” means any country of the world;

40. “Third Party” means any person or entity other than either Party or its Affiliates.

41. “Thin Film” or “Thin Film Technology” means the patents, the patent filings and Know-How owned by MSRx relating to the delivery of API or other known actives in or on oral thin film.

42. “Third Party Licensee” means a company or entity which is granted a right by the Parties to Develop and/or Develop and Commercialize a Candidate Drug or a Product in the Field.

ARTICLE 1

MIDATECH LICENSE TO MSRX

1	Midatech License to MSRx.

1.1	Midatech hereby grants to MSRx and its Affiliates an exclusive worldwide license to the Midatech IP in order for the Parties to manufacture and Develop Candidate Drugs in the Field which is intended to lead to Products Commercialised by either or both Parties or a Third Party Licensee. (“MSRx License”).

1.2	The MSRx License shall be exclusive to MSRx and its Affiliates (even as to Midatech) in the event that the Parties mutually agree in writing that MSRx Develops and Commercialises a Product in any Territory of the world, and if such occurs, shall include the right to sublicense in the said Territory to a Third Party Licensee.

1.3	The MSRx License shall include any and all Joint Owned IP.

ARTICLE 2

MSRX LICENSE TO MIDATECH

2	MSRx License to Midatech.

2.1	MSRx hereby grants to Midatech and its Affiliates an exclusive worldwide license to the MSRx IP in order for the Parties to manufacture and Develop

Candidate Drugs in the Field which is intended to lead to Products Commercialised by either or both Patties or a Third Party Licensee (“Midatech License”).

2.2	The Midatech License shall be exclusive to Midatech and its Affiliates (even as to MSRx) in the event that the Parties mutually agree in writing that Midatech Develops and Commercialises a Product in any Territory of the world, and if such occurs, shall include the right to sublicense in the said Territory to a Third Party Licensee.

2.3	The Midatech License shall include any and all Joint Owned IP.

ARTICLE 3

NON-COMPETE BY PARTIES

3	Non-Compete by Parties.

3.1	During the term of the Agreement, unless otherwise agreed in writing by the Parties, neither Party shall enter into any collaboration, development or license agreement in the Field with any Third Party.

3.2	In the event either Party enters into discussions with a Third Party in relation to the Field, said Party shall inform the other Party in writing of such discussions within thirty (30) days of the start of the discussions.

3.3	During the term of this Agreement neither Party nor any of its Affiliates shall enter into any agreement with any Third Party for the supply or development of Nanoparticles or Nanoparticle Technology for use of APIs with Thin Film Technology in any way which competes with or is likely to compete with the use of Midatech IP or MSRx IP in accordance with this Agreement, or itself carry out such activities.

ARTICLE 4

Manufacturing Rights

4	Manufacturing by the Parties.

4.1	License Rights - As provided for in Sections 1.1 and 2.1 above, the Midatech License shall include Midatech’s right to manufacture the API in the Nanoparticles as agreed under this Agreement, and the MSRx License shall include MSRx’s right to manufacture Thin Film incorporating the API in the Nanoparticles as agreed under this Agreement.

4.2	Information Sharing - The Parties agree to share information pertaining to formulation, manufacturing process and costs, stability and quality control, tool drawings, product specifications, approvals and any other information available to each of them, which would assist the other Party in the production and Product Manufacturing for research and Development studies conducted under this Agreement, and for the manufacture of Product for Commercialization by either Party or a Third Party Licensee.

4.3	API Sourcing - Unless otherwise agreed in writing between the Parties, and to assure consistency and quality of the API, Midatech will be responsible for all sourcing of API for Product Manufacturing under this Agreement.

4.4	Thin Film Manufacturing - Unless otherwise agreed in writing between the Parties, MSRx will be responsible for the formulation and manufacture of all Product under this Agreement by incorporating the API in the Nanoparticles into Thin Film Technology.

4.5	Supply Agreements - The Parties agree to negotiate in good faith the terms of any Supply Agreement(s) for the API in the Nanoparticles, and the Thin Film during Development and Commercialisation, whether the Supply Agreement is between Midatech and MSRx, or between either Party and/or a Third Party Licensee.

4.6	Third Party Manufacture - In the event that the API in the Nanoparticles, the Thin Film or the Product cannot effectively or cost efficiently be manufactured or sourced by either Party, then such manufacturing or sourcing may be contracted by the applicable Party to a Third Party agreed and approved by the Joint Steering Committee.

ARTICLE 5

Commercialization

5	Commercialization of Product(s) by a Party, the Parties jointly or Third Party Licensee.

5.1	Party to Commercialize - As provided for under Sections 6.2.7 and 6.2.8 the Parties will determine through the Joint Steering Committee whether Development and Commercialization of a Product will be by a Party or the Parties, or a Third Party Licensee, and will where applicable agree on a strategy, process and timetable to establish a partnership for each Product with a Third Party Licensee(s) resulting from this collaboration. The Parties will where applicable also agree on the terms and conditions to be offered to any prospective Third Party Licensee(s) in accordance with Section 5.3 below, in relation to any Supply Agreement or licence of Midatech IP or MSRx IP, which Party will take the lead and bear the costs in the partnering and negotiating process, and the process for obtaining mutual approval for the final deal terms with the Third Party Licensee(s).

5.2	Branding - The Parties shall mutually agree in the Joint Steering Committee on all aspects of the commercial branding for the Products with the understanding that trademark and branding plans may differ by Territory, and will jointly own trademarks to Products to protect their mutual rights in the event either Party or a

Third Party Licensee fails to perform under the applicable license agreements and rights revert to the Parties. Either Party may be designated by the Joint Steering Committee to be responsible for the cost and registration of any trademarks associated with Products, which trademarks shall be jointly owned by the Parties. Nothing in this clause will affect the ownership of the Parties’ own business names, trademarks, brand names and proprietary marks which shall remain solely owned by the applicable Party.

5.3	Midatech or MSRx as Commercial Agent - In the event the Parties cannot agree to jointly Develop and Commercialize a Product through the Joint Steering Committee (including after the exhaustion of any dispute resolution procedure set out in this Agreement), the Party desiring to Commercialize the Product on its own (the “Commercializing Party”) will have the first right to do so in such Territory as it may elect. The Commercializing Party will agree with respect to the non- Commercializing Party to the following:

5.3.1	Recovery by the non-Commercializing Party of its entire cost of in-house and out-of-pocket Development expenses incurred, as disclosed and accounted for under Sections 6.2.3 and 6.3 of this Agreement. The recovery of said expenses shall be paid to the non-Development Party from the Net Revenue of Commercialization of the Product by the Commercializing Party. These expenses will be recovered by dividing any revenue received by the Commercializing Party disproportionately in favour of the non-Commercializing Party on a 70:30 ratio until all expenses of that Party are recovered after which additional payments will be shared as specified in 5.3.2.

5.3.2	The non-Commercializing Party shall grant the Commercializing Party an exclusive license to exploit the Development and Commercialization of the Product. All proceeds whether Net Revenue, including milestones, licensing fees, engagement fees or any other payments made as part of the Commercialization of a Product, or Royalties on Net Sales of a Third Party Licensee will be shared by both Parties proportionally based on the relative level of expenses incurred by each Party and approved by the Joint Steering Committee in accordance with Section 6.2.3. In no event, shall any such payments result in less than a 5% share of royalties on Net Sales of a Third Party Licensee and 10% of all other Net Revenue for the non-Commercializing Party.

5.3.3	In all cases under Section 5.3 and Section 5.4, Midatech will retain exclusive rights to supply the API in the Nanoparticles and MSRx will retain the exclusive rights to formulate and manufacture the Thin Film product. The non-Commercializing Party will charge the Commercializing Party or Third Party Licensee all of its costs for the supply or formulation and manufacture, as the case may be, according to Section 5.4.8.

5.4	Third Party Licensee - In the event neither Party is the Development and Commercialization partner and rights are therefore granted to a Third Party Licensee, all Net Revenues received by the Parties from such licensee will be shared equally by the Parties, that is 50:50. Notwithstanding the foregoing, the sharing of Net Revenues shall occur after each Party has been reimbursed for its development costs incurred up to the point of execution of the Third Party License Agreement. Costs will be reimbursed by sharing the revenues in the proportion of each Party’s contribution to total approved costs. The terms offered to the Third Party Licensee shall include, but are not limited to:

5.4.1	Exclusive rights with the right to sub-license with prior approval and direct enforcement rights against sub-licensee for Parties.

5.4.2	Definition of rights to the Third Party Licensee in a Territory.

5.4.3	Definition of development activities and regulatory responsibility for obtaining Governmental Approvals.

5.4.4	Reimbursement of research and Development expenses incurred prior to execution of the Third Party Licensee Agreement and payment of ongoing development expenses as may be required under such agreement.

5.4.5	Milestone payments at stages such as, but not limited to, commencement of Phase I studies, commencement of Phase II studies, commencement of Phase III studies, NDA or dossier filing in the U.S. or a Key Country, NDA or dossier approval in the U.S. or a Key Country and when Net Sales achieve a certain threshold.

5.4.6	Royalty payments on Net Sales with a provision that the combination of formulation components, cost to manufacture and Royalty on Net Sales to the Parties will be equal to, or greater than, thirty percent (30%) of the Net Sales price of the Product.

5.4.7	Minimum sales and performance standards and reversion rights for non-performance.

5.4.8	Retention of API supply rights by Midatech and retention of Thin Film formulation and manufacturing rights by MSRx, and execution of Supply Agreements with the Third Party Licensee under which the Third Party Licensee will be charged three times (3X) the actual cost of supply, formulation and manufacture of each Party, as applicable, or such other sums as may be agreed at such time in writing by the Parties

5.4.9

The Parties agree that they may mutually consent in writing to enter into one or more Third Party Licensee Agreements in which the Third Party Licensee elects to Develop and/or Commercialize one or more Candidate Drugs into Products which contain only the IP of one of the Parties. In such event, the Parties agree that the (i) the Party whose IP is not included in such Candidate Drugs (the “Excluded Party”) shall be reimbursed its entire costs of in-house and out-of-pocket Development Expenses and Commercialization of such Candidate Drugs incurred multiplied by two (2) in accordance with the payment terms set forth in Section 5.3.1 above and (ii) nothing contained in the applicable Third Party Licensee Agreement shall in any way, directly or indirectly, limit, restrict or otherwise impair the rights and obligations of the Parties under this Agreement including, without limitation, the right of the Excluded Party, alone or with the other Party, to Develop or Commercialize such Candidate Drugs and/or Products in the Field or otherwise using the IP rights of either of the Parties.

ARTICLE 6

Governance and Development Plan

6	Joint Steering Committee.

6.1	Membership – Within thirty (days) after the Effective Date, the Parties shall establish a “Joint Steering Committee”, which shall consist of six (6) members, three (3) from each Party. At least one member from each Party will be at a vice president or comparable level. Each Party will assign representatives to the Joint Steering Committee as will required from time to time to assure that expertise is available to address critical agenda items. Each Party may replace any or all of its respective representatives on the Joint Steering Committee at any time upon written notice to the other Party; provided, however, that such replacement(s) shall have appropriate expertise. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Steering Committee; provided, however, that such designee shall have appropriate expertise to contribute to the Joint Steering Committee. The Joint Steering Committee shall be chaired on an annual rotating basis by a representative of MSRx and Midatech, with MSRx providing the first such chairperson. The secretary of the Joint Steering Committee shall also rotate annually, with Midatech providing the first Secretary. In the event a Third Party Licensee is designated and a Third Party License Agreement is executed, the membership of the Joint Steering Committee may be changed by mutual agreement of the Parties.

6.2	Responsibilities – Unless otherwise agreed in writing the Joint Steering Committee shall perform the following functions:

6.2.1	Establish an annual meeting schedule with a minimum of eight meetings scheduled per year, four of which shall be face to face at alternate locations in the United States and England.

6.2.2	Consider Compounds and select Candidate Drugs to be covered under this Agreement for possible Development and Commercialization, which initial Products shall be listed on Appendix B, and which Appendix shall be reviewed and updated at least annually. For clarity each of the Patties agree the first such Candidate Drug shall be Insulin.

6.2.3	Prepare an annual plan, budget, monitoring program, and administration process of each Development Plan and approve all expenses that have been incurred by either Party for the sole purpose of revenue sharing and cost reimbursement under the relevant sections of this Agreement. This will include designation of which Party or Parties shall be responsible for the components of each Development Plan.

6.2.4	Provide overall Development Plan management: approving specific tasks, activities, resources, and expenditures under each Development Plan; establishing objectives and milestones, and determining when and if objectives and milestones are met; reviewing progress made under the applicable Development Plan and implementing necessary changes as required, together with writing final report for each Development Plan.

6.2.5	As early as necessary in each year, update and amend each initial Development Plan and prepare each Development Plan for the following calendar year for submission to Parties management for approval.

6.2.6	Prepare the Development Plan strategy and develop protocols for all studies, including clinical studies, which will lead to early partnering activities, and/or for decisions on partnering strategy.

6.2.7	Determine if any Development Candidate after completion of POC Studies and evaluation will be further Developed and Commercialized by the Parties, or whether it should be licensed to a Third Party Licensee for Development and Commercialization. If the Joint Steering Committee cannot agree on a path forward either Party may after the exhaustion of any dispute resolution procedure set out in this Agreement choose to Develop and Commercialize the Development Candidate alone in accordance with Section 5.3, subject to Section 5.4.9.

6.2.8	If licensed to a Third Party Licensee, agree on the strategy, process and timetable of partnering, oversee the business development and partnering process, designate which Party will take the lead in the business development program for each Product, and the negotiations with potential Third Patty Licensees, as well as the approval process of the terms and conditions of any Third Patty License agreement.

6.2.9	Review and approve the patentability of any Joint Owned IP and the prosecution and filing of any patent application.

6.2.10	Review and approve proposed publications or Press Releases concerning the Products, any IP or this Agreement according to the terms of Section 8.4.

6.2.11	Have such other responsibilities as may be assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time during the Term.

6.3	Expenses – As a matter of principle each Party shall pay the direct and indirect expenses for those components of the Development Plan assigned to that Party by the Joint Steering Committee. These expenses shall be reviewed regularly and will eventually be pro-rata charged to the Third Party Licensee, if any, in accordance with Section 5.4 or to the Development Party as outlined in Section 5.3.

6.4	Right to Audit –

6.4.1	During the Term and for a period of three (3) years after the expiration or termination of this Agreement, each of the Parties (each, a “Recording Party”) shall keep, and shall cause its Affiliates and Third Party Licensees, if applicable, to keep, for a period of three (3) years after the expiration of the twelve (12) month period in which they were generated, accurate and complete records of such costs and expenses, as well as any and all Net Sales, Net Revenues and other amounts due or charged under this Agreement to the other Party, in sufficient detail to permit accurate determination of all figures necessary for verification of amounts to be paid under this Agreement. If any such records are in dispute and the Recording Party has received written notice from the other Party of the records which are in dispute, the Recording Party and its Affiliates shall keep such disputed records until the later of one (1) year or until such dispute is resolved. During normal business hours and with reasonable advance written notice to the Recording Party, such records shall be made available for inspection, review and audit, at the request and expense of the other Party, by the other Party and its representatives for the sole purpose of verifying the accuracy of the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however that such audits may not be performed by the requesting Party more than once in any twelve (12) month period during the Term and the twelve (12) month period following the expiration or termination of this Agreement, and that such access shall be limited to the period ending not more than thirty-six (36) months prior to the date of such audit. All costs and expenses incurred in connection with performing any such audit shall be paid by the auditing Party unless the audit discloses an overpayment of at least five percent (5%), in which case the Recording Party shall bear the full cost of such audit. The auditing Party shall be entitled to recover any shortfall in payments due to it as determined by such audit.

6.4.2	Each Party shall use Commercially Reasonable Efforts to ensure that the other Party’s authorized representatives and, to the extent permitted by applicable law, all Governmental Authorities having jurisdiction, may examine and inspect, during regular business hours, its facilities or, subject to any reasonable Third Party confidentiality restrictions or obligations relating thereto (as documented in writing by such Third Party), the facilities of any subcontractor or any investigator site used by it in the performance of Development of the Products. This right to inspect may be exercised at any time during the time periods when Development activities are taking place (subject to each Party’s reasonable record retention policies then in effect), or such longer period as shall be required by applicable law.

6.5	Decision Making – The Joint Steering Committee may take action with respect to any subject matter that is subject to the Joint Steering Committee’s decision- making authority and functions as set forth in this Section 6. All decisions of the Joint Steering Committee shall be made by unanimous vote or written consent of all members thereof, as indicated by all members signing the written minutes thereof, with each Party having one (1) vote in all decisions. The Joint Steering Committee shall use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.

6.6	Resolution of Conflicts – With respect to any issue of conflict, if the Joint Steering Committee cannot reach consensus within ten (10) Business Days after the matter has been brought to the Joint Steering Committee’s attention, then any Joint Steering Committee member may submit it to the Executive Officers of the Parties for resolution. Each Party shall designate an “Executive Officer” of its company as the designee in the event of any dispute that has not been resolved by the Joint Steering Committee in accordance with this Section 6.5. The Executive Officer must be at least at the level of an officer of the respective Party. The Executive Officers of the Parties shall discuss in good faith the issue to be resolved and make a decision based on an assessment of the objectives for the Product Development Plan.

6.7	Minutes of the Joint Steering Committee – Minutes of all Joint Steering Committee meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain. Within ten (10) days after a Joint Steering Committee meeting, the secretary of the Joint Steering Committee shall prepare and distribute to all members of the Joint Steering Committee draft minutes of the meeting. Such minutes shall include key discussion points, decisions made and a record of the expressed rationale for the Parties’ positions on issues and provide a list of any issues yet to be resolved, either within the Joint Steering Committee or through the relevant resolution process. The Party members of the Joint Steering Committee shall have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of the Joint Steering Committee. Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. If the Parties are unable to finalize the minutes within the time period provided the outstanding issues shall be referred for resolution in accordance with Section 6.5 (as amended to reflect the timing provisions of this Section). If any outstanding issue is not resolved under Section 6.5 it shall be discussed as the first item of the next meeting of the Joint Steering Committee.

ARTICLE 7

Development Plan and POC Studies

7	Development Plan POC Studies.

7.1	Decision to Conduct POC Studies - The Joint Steering Committee shall determine when a Compound, if any, is nominated to be a Candidate Drug for POC Studies, and shall determine from time to time additional Compounds which are also nominated to be Candidate Drugs for POC studies.

7.2	Progress to POC Studies - All Candidate Drugs approved by the Joint Steering Committee shall progress promptly into POC Studies, and the Joint Steering Committee shall determine which studies should be considered POC Studies, and what constitutes successful completion of the POC Studies.

7.3	Multiple Candidate Drugs - If determined by the Joint Steering Committee, more than one Candidate Drug may progress into POC Studies at any one time, provided that the Parties are able to fund such POC Studies.

7.4	POC Study Costs - During the POC phase, each Party will conduct and pay for all its individual costs and charges associated with the POC Studies according to the agreed budget, which shall if applicable be charged pro-rata to the Third Party Licensee in accordance with Section 5.4.

7.5	API Manufacturing Costs - During the POC Phase, each Party will pay all its direct and indirect costs associated with “API Manufacturing”. These costs include Nanoparticles, Thin Films and API raw material acquisition, process development, formulation, scale-up and any other direct costs or third party charges required to provide material of suitable quantity and quality for the agreed POC Studies. The costs and charges to be verified by invoices from third parties or other documentation as agreed between the Parties and will be included in the Development Plan budget.

7.6	Performance by Parties - The Parties will make their best efforts to effect the completion of the Development Plan within the shortest possible timeframe, or in the event that the first Candidate Drug does not successfully complete POC Studies, to promptly bring forward a second Candidate Drug for POC Studies.

7.7	POC Study Completion - The Joint Steering Committee shall determine for each Candidate Drug when the POC Studies are deemed to be completed and shall determine the next steps, whether to continue Development by a Party or the Parties, or whether to discontinue Development, or whether to continue Development through a Third Party Licensee. The POC Phase is completed when the POC Studies are deemed to be completed as determined by the Joint Steering Committee in accordance with Section 7.2.

ARTICLE 8

CONFIDENTIAL INFORMATION

8	Confidential Information.

8.1	Confidential Information – Each of the Parties (“Receiving Party”) shall keep all “Confidential Information” received from the other Party (“Disclosing Party”) with the same degree of care it maintains the confidentiality of its own Confidential Information, which in no event shall be less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Third Party other than to such of its employees, directors, officers, representatives, consultants, and agents (collectively, an “Agent”) who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement, or to a Third Party Licensee. A Receiving Party shall advise any Agent or Third Party Licensee who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto. Upon termination of this Agreement, the Receiving Party shall use Commercially Reasonable Efforts to return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its Agents’ possession, except that the Receiving Party may keep one archival copy of the Confidential Information in the legal department files of the Receiving Party. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Section 8.1.

8.2	Permitted Disclosure and Use – Notwithstanding Section 8.1, a Party may use and disclose Confidential Information belonging to the other Party only to the extent such use and/or disclosure is reasonably necessary to: (a) obtain Approval of a Product; (b) perform its obligations under this Agreement; or (c) comply with applicable laws or the regulations of any security exchange on which its shares or those of any group company are, or in the process of being, listed. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 8.2, such Party shall where lawful to do so give such reasonable advance notice of such disclosure to the other Party as it is able to do to permit such other Party to object to such disclosure or to take measures to ensure confidential treatment of Confidential Information that is being disclosed.

8.3

Publications – Subject to any Third Party rights existing as of the Effective Date, each Party shall submit to the Joint Steering Committee for review and, subject to the limitations set forth in this Agreement, approval all proposed academic, scientific and medical publications and public presentations relating to the Product or any research or Development activities under this Agreement for review in connection with preservation of Patent Rights, and trade secrets and/or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation. Written copies of such proposed publications and presentations shall be submitted to the Joint Steering Committee no later than sixty (60) days before submission for publication or presentation and the Joint Steering Committee shall provide its comments with respect to such publications and presentations within ten (10) Business Days of its receipt of such written copy. By mutual agreement of the Parties, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Product or any research or Development activities under this Agreement.

8.4	Public Announcements; Press Release – Except as may be expressly permitted under this Section 8.4 or Section 8.3 or required by applicable laws or the regulations of any security exchange on which its shares or those of any group company are listed or in the process of being listed, neither Party will make any public announcement of any information regarding the existence, terms or conditions of this Agreement, the Product or any research or Development activities under this Agreement without the prior written approval of the Joint Steering Committee. Once any written statement is approved for disclosure by the Joint Steering Committee or information is otherwise made public in accordance with this Section 8.4, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the Joint Steering Committee or other Party. Nothing in the foregoing, however, shall prohibit a Party from making such disclosures as may be necessary or reasonably appropriate in order to comply with applicable law or any rule or regulation of any nationally recognized securities exchange; in such event, however, the Party making the disclosure shall use good faith efforts to consult with the other such Party prior to such disclosure and consider in good faith such other Party’s proposed modifications and, where applicable, shall request confidential treatment to the extent available.

8.5	Confidentiality of this Agreement – The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 8.

8.6	Survival – The obligations and prohibitions contained in this Section I shall survive the expiration or termination of this Agreement for a period of ten (10) years thereafter.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; COVENANTS

9	Representations and Warranties; Covenants.

9.1	Mutual Representations and Warranties – Each Party represents, warrants and covenants to the other Party as of the Effective Date that:

9.1.1	Such Party (a) is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) is duly qualified as an entity and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business as it exists at the date of this Agreement, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement; and (e) is in compliance in all material respects with its charter documents and in all material respects with all applicable laws necessary to conduct its business in the UK (Midatech) and USA (MSRx), own its properties, engage in its activities and consummate the transactions contemplated under this Agreement except where any such noncompliance would not have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement;

9.1.2	The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party; (d) will not violate any applicable law or regulation or any order or decree of any court or Governmental Authority having jurisdiction over such Party where such violation would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement; and (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation or conflict would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder; and

9.1.3	This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (b) judicial discretion in the availability of equitable relief;

9.1.4	It has utilized its own scientific, development and commercialization expertise and experience to analyze and evaluate both the scientific and commercial value of transactions contemplated herein, including, without limitation, the potential Development and Commercialization of the Products, and has solely relied on such analysis and evaluations in deciding to enter into this Agreement; and

9.1.5	Neither it, nor any of its Affiliates, is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any Claim in or with respect to, any of the Parties rights under this Agreement;

9.1.6	It owns or has licenses to all of its Patents, Know-How, trade secrets and all other intellectual property of any nature whatsoever provided by it to the other Party under this Agreement for the Development and Commercialization of the Products and it owns or has licenses to such Intellectual Property free and clear of all liens, Claims and encumbrances and free of all royalty or similar payment obligations to any Third Party, except such liens, Claims, encumbrances and obligations as will not have a material adverse effect on the other Party’s rights to Develop, Commercialize the Products under this Agreement

9.1.7	Its Patents are not subject anywhere in the world to any pending or, to its knowledge, any threatened, re-examination, opposition, interference or litigation proceedings;

9.1.8	It has not received notice, whether written or oral, from any Third Party of a Claim asserting the invalidity, misuse, unregisterability or unenforceability of any of its Patents, or challenging its right to use or ownership of any of its Patents or Know-How, or making any adverse Claim of ownership thereof;

9.1.9	It has not received notice, whether written or oral, from any Third Party and knows of no facts or circumstances which would lead to any Claim that any trade secrets or other intellectual property rights of such Third Party would be misappropriated by, or that any issued patent of such Third Party in the Territory would be infringed by, the Products or the manufacture, distribution, marketing or sale of the Products in the Territory;

9.1.10	To the best of its knowledge and belief all documents, materials, representations and other information provided or to be provided by it to the other Party concerning the Products are materially accurate, and, taken as whole, do not contain any statement which is false or misleading in any material respect, and it has not omitted or failed, and shall not omit or fail, to state any fact that would materially adversely affect the other Party’s ability to perform its obligations under this Agreement;

9.1.11	It has not entered into any agreement or other business arrangement with a Third Party for the Development, Commercialization, manufacture, supply, marketing, sales, or offer for sale of the Products in Field;

9.1.12	It will use Commercially Reasonable Efforts to perform its obligations and any actions required of it under this Agreement or any Development Plan with reasonable skill and care and within any timetables provided.

9.2	DISCLAIMER OF WARRANTY – EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DEVELOPMENT PLAN (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO WARRANTIES RELATING TO THE SUPPLY OF THE API IN NANOPARTICLES BY MIDATECH AND THE MANUFACTURE OF THIN FILM BY MSRX), NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY EITHER PARTY (I) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON TOXICITY, OR PATENTABILITY, OF ANY PATENT TECHNOLOGY, THE PRODUCTS OR ANY INFORMATION OR RESULTS PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT OR (II) THAT THE PRODUCTS WILL BE APPROVED OR OTHERWISE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED. EACH PARTY EXPLICITLY ACCEPTS ALL OF THE SAME AS EXPERIMENTAL AND FOR DEVELOPMENT PURPOSES, AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY FROM THE OTHER PARTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 10

INDEMNIFICATION

10	Indemnification.

10.1	Mutual Indemnification – Each Party shall defend indemnify and hold harmless the other Party, including Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) a Party’s gross negligence or wilful misconduct in performing any of its obligations under this Agreement, (b) a material breach by a Party of any of its representations, warranties, covenants or agreements under this Agreement, (c) a Claim by a Third Party that the marketing, sales, manufacturing, importation, use, offer for sale or sale of a Product during the Term infringes on the intellectual property or other rights of such Third Party as a result of the Party’s Intellectual Property rights.

10.2	Procedure for Indemnification.

10.2.1	Notice. In the case of a Claim by a Third Party (a “Third Party Claim”) made by any person who is not a Party of this Agreement, or an Affiliate thereof, as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.

10.3	Defense of Claim – If a Third Party Claim is made against either Party to this Agreement, the Party from which the offending technology arises, the Indemnitor, shall be obligated to provide a defense regardless of who the Claim is brought against, and shall pay all of its expenses, legal and otherwise, in its assertion of defense. For clarity if MSRx IP is the offending IP then MSRx will be responsible to provide a defense against the Claim and indemnify Midatech. Conversely, if Midatech IP is the offending IP then Midatech is responsible for providing a defense and will indemnify MSRx. If the offending IP is not clearly from either MSRx’ or Midatech’s IP then the defense will be a joint defense and costs shared in proportion to the share of royalties specified in Section 5.3.2 or 5.4, as applicable. Both Parties agree to cooperate with the Party providing the defense in all material respects including the timing of requests for information and access to material necessary to the defense. In the event the Indemnitor is not able to provide a defense, or elects not to provide a defense, notwithstanding anything to the contrary contained herein, art Indemnitee shall be entitled to assume the defense of any Third Party Claim and at its sole option provide the defense against the Third Party Claim. In such case of the Indemnitee providing the defense, the Indemnitor will be required, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to provide to the Indemnitee all materials, correspondence, documents and information which may be useful in mounting a defense, in which case, the Indemnitor shall be relieved of liability under Section 10.1, as applicable, solely for such Third Party Claim and related Losses.

10.4	Settlement of Claims – If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to a reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Losses in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other non-monetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

10.5	Assumption of Defense – Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnitee upon written notice to the Indemnitor in which case, the Indemnitor shall be relieved of liability under Section 10.1 solely for such Third Party Claim and related Losses.

10.6	Direct Claims – Any Claim on account of Losses which does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such Claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor. For a period of sixty (60) days from and after the receipt of the written notice the Parties shall attempt in good faith to resolve such Direct Claim. If the Parties are unable to resolve such Direct Claim, the Party seeking recourse may thereafter pursue any and all legal and equitable remedies at its disposal to enforce said Claim.

10.7	Limitation of Liability – EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF FRAUD OR BREACHES OF THIS AGREEMENT MADE INTENTIONALLY IN BAD FAITH OR IN RECKLESS DISREGARD FOR THE PROVISIONS OF THIS AGREEMENT AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 10.

ARTICLE 11

PATENT INFRINGEMENT

11	Patent Infringement.

11.1	Prosecution and Maintenance of Patents – Each Party to this Agreement shall be solely responsible for the prosecution and maintenance of its Patent Rights, including all Midatech IP and the MSRx IP, respectively, and shall pay whatever expenses are required in such Party’s discretion for such prosecution and maintenance without cost to the other Party. Notwithstanding the foregoing, in the event a Party does not pay the required maintenance fees for an issued patent relating to a Product in any country of the world, and such patent is of a royalty bearing nature to the other Party, and the other Party elects to pay the maintenance fees for such patents, then the other Party shall be entitled to reimbursement for its expense as a priority distribution from Net Revenues and a perpetual royalty free license to the patent.

11.1.1	Prosecution and Maintenance of Patents Covering Joint Inventions – All Joint Owned IP shall be reviewed and discussed by the Joint Steering Committee. The Joint Steering Committee shall determine if the relevant Joint Owned IP warrants patent protection, or whether it should be kept as a trade secret or Know-How. If the Joint Steering Committee decides that a patent application should be prepared, filed and prosecuted as Joint Owned IP, then the claims, strategy, timing and location of first filing said patent shall be mutually agreed upon by the Joint Steering Committee and costs shared equally or as otherwise agreed by the Joint Steering Committee. If the Joint Steering Committee. cannot agree to go forward with a patent application the Joint Owned IP will remain Know How available to both Parties subject to Sections 8.3 and 8.4, and neither Party shall publish on or licence the Know How without prior agreement of the other Party.

11.1.2	Selection of Patent Counsel – The Joint Steering Committee shall select the appropriate patent counsel firm to prepare, file and prosecute patents of all Joint Inventions and Joint Owned IP considered patentable, with the criteria for such selection being driven by competence in the Field and location of patent counsel convenient to both Parties.

11.1.3	Execution of Documents by Agents – Each of the Parties shall execute or have executed by its appropriate agents, and/or shall procure that the inventors sign, such documents as may be necessary to obtain, perfect or maintain any Patent Rights covering Joint Owned IP filed or to be filed pursuant to this Agreement, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent Rights.

11.2	Third Party Infringement.

11.2.1	Notice – Each Party shall promptly report in writing to the other Party during the Term any known or suspected (a) infringement of any of the other Party’s Patents Rights, and Joint Owned IP or (b) unauthorized use of any of the other Party’s Know-How of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. The Party whose Patents are threatened under (a) and whose Know-How is threatened under (b) shall have the sole right to bring any Claim to bring such known or suspected infringement to an end. If such Party elects not to bring a Claim then the other Party may where its own interests are threatened by such election bring a Claim in its own name in the terms of Sections 11.2.2 and 11.2.3.

11.2.2	Action by Joint Steering Committee – Upon receiving notice of a known or suspected infringement under Section 11.2.1 in relation to Joint Owned IP, the matter shall be reviewed as a critical agenda item by the Joint Steering Committee. The Joint Steering Committee shall determine if action against the alleged infringer is warranted, and if so shall determine the strategy and process for handling the infringement case, including the engagement of appropriate patent and or legal counsel. All expenses associated with any action against an alleged infringer which is approved by the Joint Steering Committee shall be shared by the Parties in the proportion they share royalties as defined in Section 5.3.2 or 5.4, as applicable.

11.2.3	Step-In Right – If the Joint Steering Committee can not agree on action to take against an alleged infringer, either Party may initiate a suit or take other appropriate action pursuant to Section 11.2.2 with respect to an infringement within fifteen (15) days after the Joint Steering Committee has met to discuss the matter and can not agree whether and how to proceed and all avenues of resolution as defined in Section 6 have been exhausted. If the Party taking action provides written notice to the other Party of its intent the Party proceeding to take action shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to bring such infringement to an end.

11.2.4	Conduct of Certain Actions and Costs – The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 11.2.2. The Parties agree costs shall be shared in the same proportion the Parties share royalties as defined in Section 5.3.2 or 5.4, as applicable. If the Party is rewarded financially as a result of successfully defending the Joint Owned IP against an infringement, the Parties shall share in any such financial rewards in the same proportion the Parties share royalties as defined in Section 5.3.2 or 5.4, as applicable. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. Such other Party shall, in any case, whether required by law or not, offer reasonable assistance to the initiating Party in connection therewith.

11.3	Patent Invalidity Claim – If a Third Party at any time asserts a Claim that any Patent Rights in any Joint Owned IP are invalid or otherwise unenforceable (an “Invalidity Claim”), control of the response to such Claim shall be by the Joint Steering Committee, including in circumstances where any such Claim is raised as part of an infringement Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the Joint Steering Committee. Control of the Invalidity Claim shall remain with the Joint Steering Committee, and in all cases the Patties shall cooperate and shall mutually agree upon an appropriate course of action and shall share equally in the cost and expense of such action.

11.4	Claimed Infringement – In the event that a Party becomes aware of any Claim that the practice by either Party of its respective Patent Rights, Inventions or either Party’s Know-How in the Development, Commercialization, or manufacture of the Products infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from third parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Commercialization, or manufacture of the Products. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

11.5	Patent Term Extensions – Each Party shall use Commercially Reasonable Efforts to obtain patent term extensions wherever applicable to their respective Patents and to Patent Rights in Joint Owned IP.

ARTICLE 12

TERM AND TERMINATION

12	Term and Termination.

12.1	Term – Unless otherwise mutually agreed to by the Parties, this Agreement shall commence on the Effective Date and continue until the last to expire of the Patent Rights of both of the Parties covering Joint Owned IP, or receipt of Royalties or Third Party License Agreement which produces payments for the sale and distribution of Products which are payable to the Parties as contemplated under this Agreement is paid to the Parties, whichever is later, unless terminated sooner as permitted under this Agreement (the “Term”).

12.2	Termination for Breach – Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event (i) of the bankruptcy, insolvency, dissolution or winding up of the other Party except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days after the filing thereof, or (ii) that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations. The Breaching Party shall, if such breach can be cured, have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default (or, if such default cannot be cured within such 60-day period, the Breaching Party must commence and diligently continue actions to cure such default during such 60-day period). Any termination of the Agreement shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period or, if such default is capable of being cured but cannot be cured within such 60-day period, and the Breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred twenty (120) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Notwithstanding the foregoing, a Breaching Party shall only have fifteen (15) days after written notice has been provided to cure any breaches or defaults relating to payments due under this Agreement.

12.3	Additional Rights to Terminate.

12.3.1	Termination upon Change of Control – Each Party shall provide to the other Party written notice as soon as reasonably practicable, but in no event less that at least thirty (30) days prior to the effective date, of a Change of Control. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event of a Change of Control of such other Party, in which case, each Party shall be entitled to receive the payments and compensation due to such Parties under this Agreement as of the effective date of such termination and shall retain all of the rights to Joint Owned IP and shall be responsible for the appropriate portion of the Development and Commercialization expenses of any Product in accordance with Section 5.3, 5.4 and 6.3; provided, however that each Party shall have the right to continue to perform its obligations and its rights and benefits under any Third Party Licensee Agreement then in effect and outstanding and shall be under no obligation under this Agreement or otherwise to transfer any Intellectual Property rights or Approvals including any NDA or other regulatory filings made or filed for the Products to the other Party, a Third Party Licensee or the other entity or entities involved in such Change of Control.

12.3.2	Termination upon Abandonment – If no Product results from the collaboration under this Agreement within ten (10) years from the Effective Date, and/or if prior to the entering into any agreement with a Third Party Licensee for the Development, Commercialization sale and/or distribution of a Product, it becomes conclusively apparent that Product(s) will not receive Approval to be marketed by any Governmental Authority, the Parties may mutually agree in writing to terminate this entire Agreement.

12.4	Survival – The following provisions shall survive the termination of this Agreement: Section 5.3.1, Section 5.4, Section 6.3, Section 6.4, Article 8, Article 10, Section 11.2, Section 12.5 and Article 13, as well as any applicable definitions and general provisions. Remedies for breaches will also survive termination of this Agreement.

12.5	Effects of Expiration or Termination of this Agreement – Upon the expiration or termination of this Agreement, the following shall occur:

12.5.1	Return of Materials – Each of the Parties shall promptly transfer to the other Party, at the other Party’s cost, or destroy at the other Party’s written request, all relevant records and materials in its possession or control containing Confidential Information of the other Party, provided, however, that each Patty may keep copies of such Confidential Information of the other Party in accordance with the provisions of Article 8.

12.5.2	Transfer of Regulatory Filings and Approvals – The terminating Party shall provide copies and access to the other Party, at the other Party’s cost, all approvals and other regulatory filings made or filed for the Products which are owned by the terminating Party if permitted by applicable laws and Government Authority.

12.5.3	Accrued Rights; Surviving Obligations – Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

ARTICLE 13

MISCELLANEOUS

13	Miscellaneous.

13.1

Relationship of the Parties – Unless as otherwise agreed in writing each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each of the Parties legal relationship under this Agreement to the other Party shall be that of independent contractor.

13.2	Registration and Filing of this Agreement – To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental Authority including, without limitation, the U.S. Securities and Exchange Commission or the U.S. Federal Trade Commission, in accordance with law, such Party shall inform the other Party thereof. Should both Parties jointly agree that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

13.3	Non-employment – During the Term and for a period one (1) year thereafter, neither Party will employ any current employee of the other Party that has been involved in the activities being undertaken under this Agreement unless agreed to in writing by the other Party, except in circumstances where such employee has responded to a general employment advertisement.

13.4	Future Opportunities – The Parties agree to discuss in good faith future development and collaboration opportunities with respect to other products using the respective technology of the Parties.

13.5	Force Majeure – If during the occurrence of a “Force Majeure” event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided, including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure event. The Party prevented from performing its obligations or duties because of a Force Majeure event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure event and with notice of the termination thereof. Upon termination of the Force Majeure event, the performance of any suspended obligation or duty of a Party shall promptly recommence.

13.6	Governing Law/Arbitration – This Agreement shall be construed and governed in all respects, and the respective rights of the Parties determined, according to the prevailing substantive laws of the State of New York, U.S., without regard to its conflict of laws principles. The Parties each agrees that all disputes and differences of any kind whatsoever arising out of or in connection with this Agreement or the respective rights of the Parties under this Agreement shall, in the first instance, be referred to the Joint Steering Committee for resolution in accordance with the terms of Section 6.5 above. In the event that the Parties are not able to resolve such dispute or matter in accordance with the terms of Section 6.5, then the Parties agree that such dispute or matter shall be referred by either Party to binding arbitration but only after giving sixty (60) days prior written notice to the other Party which clearly sets forth therein the terms of such dispute or differences, and the other Party has failed to cure such matter within such sixty (60) day period. Such arbitration shall be conducted by a sole arbitrator mutually selected by written agreement of the Parties. In the event that the Parties are not able to mutually select the sole arbitrator, the arbitration shall be conducted by a panel of three arbitrators, consisting of one arbitrator to be selected by each of the Parties and the third to be selected jointly by the two arbitrators selected by the Parties. The venue of the arbitration shall be Brussels, Belgium and shall be conducted in English under the auspices of the Belgium Centre for Arbitration and Mediation (CEPANI). The procedural rules applied to the arbitration shall be in accordance with the UNCITRAL Model Law on International Commercial Arbitration as at present in force. In deciding any disputes between the Parties, the arbitrator(s) shall apply the substantive laws of the State of New York, U.S. The arbitration panel (including a panel of one arbitrator if selected by the Parties in accordance with this Section 13.6 or otherwise) shall issue its final award in writing including its reasoned opinion of the facts and issues at hand. The arbitration panel shall first apply the words and plain meaning of this Agreement and shall look to the designated body of governing law only to the extent necessary to resolve ambiguities or to fill lacunae in this Agreement. The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. Damages that are inconsistent with any applicable agreement between the Parties, that are punitive in nature, or that are not measured by the prevailing Party’s actual damages, shall be unavailable in arbitration or any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction in which the arbitration is conducted. The arbitration panel shall use all methods of expediting the arbitration proceedings and determination as are available under the applicable rules of arbitration and discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the Party seeking discovery. All aspects of the arbitration shall be treated as confidential. The Parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the applicable arbitration rules. Before making any such disclosure, a Party shall give written notice to the other Party and shall afford such other Party a reasonable opportunity to protect its interests. The award reached as a result of the arbitration shall be binding on the Parties, and confirmation and enforcement of the arbitration award may be sought in any court having jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, either Party shall have the right to bring an action or Claim for interim measures, including specific performance or injunctive relief, in order to preserve its rights or enforce the obligations of the other Party under this Agreement, in any court of competent jurisdiction or having jurisdiction over any of the Parties or their respective assets, without the need to first submit such matter to arbitration under this Section 13.6. Each party shall enter into an agreement with the arbitration panel which shall (1) prohibit any ex parte contacts with the arbitrator(s) without the prior written consent of the other Party, unless such contacts are initiated by the arbitration panel, and (2) require the arbitration panel to treat any information conveyed to it as confidential and prohibit disclosure of any confidential or trade secret information of either of the Parties. The costs of the arbitration shall be borne equally by the Parties.

13.7	Assignment – This Agreement may not be assigned to another party by either Party without the prior written consent of the other Party; provided, however that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party and Affiliate guarantees the performance of this Agreement; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

13.8	Notices – All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile or email transmission with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Monosol Rx, LLC:	Monosol RX, LLC
30 Technology Drive
Warren, New Jersey 07059
Attn: Executive Vice President and CFO Facsimile:

Midatech Ltd:	Midatech Ltd.
4 & 5 Dunmore Court,

Wootton Road, Abbington Oxon, OX13 6BH, England
Attn: Facsimile:

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. If a demand, notice, consent, approval, report, request and other communication has been properly sent or delivered in accordance with this clause, it will be deemed to have been received as follows: if delivered personally, at the time of delivery; or if sent by fax, at the time of transmission; or if sent by e-mail, at the time of transmission; if sent by mail, 9.00 am on the fourth working day after posting; or if delivered by commercial courier, on the date and at the time of signature of the courier’s receipt; or if delivered by overnight delivery using a globally-recognized carrier, 9.00 am on the second working day after posting.

For the purposes of this clause all times are to be read as local time in the place of deemed receipt; and if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the demand, notice, consent, approval, report, request and other communication is deemed to have been received when business next starts in the place of receipt.

13.9	Severability – In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any inconsistencies, the Parties agree that such invalidity or inconsistency shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or correct any inconsistency with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of an inconsistency, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any laws.

13.10	Headings – The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.11	Waiver – Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

13.12	Entire Agreement – This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. Any and all confidential or proprietary information exchanged between the Parties pursuant to the Confidentiality Agreement dated February 1, 2008 and the Material Transfer Agreement dated March 14, 2008 shall be deemed Confidential Information for purposes of and covered by the terms of this Agreement. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of the Parties.

13.13	Third Patty Beneficiaries – With the exception of either Patty’s Affiliates, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such third patty shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation against either Party hereto. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement is not subject to the consent of any Third Party that is not a party to this Agreement.

13.14	Counterparts; Facsimile Signatures – This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile transmission shall be deemed to be original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

MONOSOL RX, LLC	MIDATECH LTD

BY: /s/ Alexander M. Schobel	BY: /s/ Dr. Thomas Rademacher

Alexander M. Schobel, President and Chief Executive Officer	Dr. Thomas Rademacher, Chairman